Exhibit 10.1
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (this "First Amendment") is made as of this 29th day of June, 2020, by and between ARE-TECH SQUARE, LLC, a Delaware limited liability company ("Landlord"), and FOGHORN THERAPEUTICS INC., a Delaware corporation ("Tenant").
RECITALS
A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of October 23, 2019 (the "Lease"). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 81,441 rentable square feet ("Premises") in that certain building now known as 500 Technology Square, Cambridge, Massachusetts. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    Tenant has requested and Landlord has agreed, subject to the terms and conditions set forth below, to among other things, defer the Base Rent, Operating Expenses (including administrative rent) and parking fees payable by Tenant under the Lease with respect to the Phase 1 Premises only for the period commencing on July 1, 2020, through September 30, 2020 ("Deferred Rent").
C.    Landlord and Tenant desire, subject to the terms set forth below, to amend the Lease to, among other things, provide for the deferment of the Deferred Rent.
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.    Phase 1 Premises Rent. Notwithstanding anything to the contrary contained in the Lease, for the period commencing on July 1, 2020, through September 30, 2020 ("Deferral Period"), Tenant shall not be required to pay Base Rent, Operating Expenses, Unamortized TI Allowance Rent, Amortized TI Allowance Rent and parking fees due and payable under the Lease with respect to the Phase 1 Premises during such Deferral Period, and the same shall be deferred as provided below. Notwithstanding the foregoing, (i) Tenant shall be required to pay all other amounts due under the Lease during the Deferral Period, and (ii) Tenant shall be required to pay for any separately metered Utilities or services furnished to Tenant or the Premises during the Deferral Period in accordance with Section 11 of the Lease.
Tenant shall resume paying full Base Rent, Operating Expenses and parking fees with respect to the Phase 1 Premises as provided under the Lease on October 1, 2020. Also, on October 1, 2020, Tenant shall pay to Landlord any and all Unamortized TI Allowance Rent and/or Amortized TI Allowance Rent that would have been payable by Tenant under the Lease during the Deferral Period but for the Deferral Period. In addition, for the period commencing on October 1, 2020, through September 30, 2022, Tenant shall pay to Landlord the Deferred Rent in equal monthly installments of (a) $37,418.50 per month (for deferred Base Rent and parking charges), and (b) $12,131.38 per month (for deferred Operating Expenses). For the avoidance of doubt, to the extent of any overpayment of Tenant's Share of Operating Expenses with respect to the Phase 1 Premises reflected in the Annual Statement for 2020, Tenant shall receive a credit toward future installments payable pursuant to sub-section (b) above and to the extent of any underpayment of Tenant's Share of Operating Expenses with respect to the Phase 1 Premises reflected in the Annual Statement for 2020, future installments payable pursuant to sub-section (b) above shall be increased to the extent of such underpayment.

In consideration of Landlord's agreement to enter into this First Amendment, as of the date of this First Amendment, the Deferred Base Rent shall be deemed fully earned by Landlord and shall be paid to Landlord even if the Lease terminates for any reason at any time (including, without limitation, during the Deferral Period).
2.    Base Term. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that the expiration date of the Base Term is hereby extended from December 31, 2027, though September 30, 2028 (the "Extended Expiration Date"). For the avoidance of doubt, Base Rent shall continue to adjust on each Adjustment Date by the Rent Adjustment Percentage through the Extended Expiration Date.
3.    Brokers. Landlord and Tenant each represent that they have had no dealings with any real estate broker, finder or other person, with respect to this First Amendment in any manner. Landlord and Tenant agree to indemnify and hold each other harmless from and against any claim or demand of any other broker for any brokerage commission or other fees, and all costs, claims, expenses and liabilities in connection therewith (including, without limitation, attorneys' fees, disbursements and actual costs).
4.    OFAC. Landlord, Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control ("OFAC") of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the "OFAC Rules"), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
5.    Miscellaneous.
(a)    This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.
(b)    This First Amendment is binding upon and shall inure to the benefit of the parties hereto, and this First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
(c)    Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.
TENANT:

FOGHORN THERAPEUTICS INC.,
a Delaware corporation

/s/ Adrian Gottschalk

By: Adrian Gottschalk
Its: President and CEO

LANDLORD:
ARE-TECH SQUARE, LLC,
a Delaware limited liability company
By:    ARE-MA REGION NO. 31, LLC,
a Delaware limited liability company, its Member
By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member
By:    ARE-QRS CORP.,
a Maryland corporation,
general partner
By: /s/ Kurt Child
Its: VP Real Estate Legal Affairs
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